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                                                                      EXHIBIT 99

                               ROCK-TENN COMPANY

                          AUDITED FINANCIAL STATEMENTS
                           FOR THE ROCK-TENN COMPANY
                       1993 EMPLOYEE STOCK PURCHASE PLAN
                FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1995
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                               ROCK-TENN COMPANY

                       1993 EMPLOYEE STOCK PURCHASE PLAN
                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Auditors........................................................    1
Statements of Financial Condition as of September 30, 1996 and 1995...................    2
Statements of Changes in Plan Equity for the years ended September 30, 1996 and
  1995................................................................................    3
Notes to Financial Statements.........................................................    4

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                         REPORT OF INDEPENDENT AUDITORS

Compensation and Options Committee of the Board of Directors
Rock-Tenn Company

     We have audited the accompanying statements of financial condition of the Rock-Tenn Company 1993 Employee Stock Purchase Plan as of September 30, 1996 and 1995, and the related statements of changes in plan equity for the years ended September 30, 1996 and 1995. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Rock-Tenn Company 1993 Employee Stock Purchase Plan at September 30, 1996 and 1995 and the changes in Plan equity for the years ended September 30, 1996 and 1995, in conformity with generally accepted accounting principles.

                                              /s/  Ernst & Young LLP
Atlanta, Georgia
October 25, 1996

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                               ROCK-TENN COMPANY

                       1993 EMPLOYEE STOCK PURCHASE PLAN
                       STATEMENTS OF FINANCIAL CONDITION

                                                                              SEPTEMBER 30
                                                                           -------------------
                                                                             1996       1995
                                                                           --------   --------
Plan Assets:
  Receivable from Rock-Tenn Company -- Notes 1 and 2.....................  $380,701   $334,579
                                                                           ========   ========
Plan Liabilities and Equity:
  Obligations to purchase Rock-Tenn Company Common Stock -- Notes 1 and
     2...................................................................  $380,701   $334,579
Plan Equity..............................................................        --         --
                                                                           --------   --------
          Total Plan Liabilities and Equity..............................  $380,701   $334,579
                                                                           ========   ========

                       See notes to financial statements

                               ROCK-TENN COMPANY

                       1993 EMPLOYEE STOCK PURCHASE PLAN
                      STATEMENTS OF CHANGES IN PLAN EQUITY

                                                                         YEARS ENDED SEPTEMBER
                                                                                  30
                                                                        -----------------------
                                                                           1996         1995
                                                                        ----------   ----------
Participant contributions.............................................  $2,442,061   $1,579,387
Purchases of Rock-Tenn Company Common Stock -- Note 1.................   2,440,748    1,566,735
Amounts refunded to plan participants.................................       1,313       12,652
                                                                        ----------   ----------
Plan Equity at end of year............................................  $       --   $       --
                                                                        ==========   ==========

                       See notes to financial statements

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

                               ROCK-TENN COMPANY

                       1993 EMPLOYEE STOCK PURCHASE PLAN
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- DESCRIPTION OF THE PLAN:

     In 1993, the Board of Directors of Rock-Tenn Company (the "Company") adopted the Rock-Tenn Company 1993 Employee Stock Purchase Plan (the "Plan"). The Plan was effective beginning on January 1, 1994, however, the first purchase period commenced on November 1, 1994. Under the Plan, there were 600,000 shares of the Company's Class A common stock reserved for purchase. In October 1996, the Company's Board of Directors increased the number of shares reserved for purchase under the Plan to 660,000 shares, as a result of a 10% stock dividend declared on October 24, 1996 and paid on November 15, 1996.

     The Plan permits eligible employees to make regular, systematic purchases of the Company's Class A common stock directly from the Company through payroll deductions. Substantially all regular, full-time employees of the Company and its subsidiaries are eligible to participate in the Plan upon completion of at least two years of employment as defined by the Plan. Voluntary employee contributions are deducted from participants' compensation each pay period and are held for the participant's account. All funds held by the Company under the Plan are included in the general assets of the Company.

     On the first day of each of the four purchase periods (November 1, February 1, May 1 and August 1), participants in the Plan are granted an option to purchase shares of the Company's Class A common stock. On the last day of each purchase period (January 31, April 30, July 31 and October 31), the Company uses the funds accumulated in each participant's account in the Plan to purchase shares of the Company's Class A common stock for the participant. The purchase price per share to the participant is equal to 85% of the fair market value, as defined, of the Company's Class A common stock on the first or last day of the purchase period, whichever amount is lower. For the purchase periods ending October 31, 1995, January 31, 1996, April 30, 1996 and July 31, 1996 there was a total of 147,366 shares of the Company's Class A common stock purchased for participants under the Plan. For the purchase periods ending January 31, 1995, April 30, 1995 and July 31, 1995, there was a total of 86,059 shares of the Company's Class A common stock purchased for participants under the Plan. The purchased shares are placed into a brokerage account in the name of the employee. A stock certificate representing any shares of the Company's Class A common stock purchased under the Plan shall be delivered to the participant at the participant's direction and expense.

     Any participant may terminate contributions and withdraw from the Plan at any time. Even though there are no current intentions to do so, the Board of Directors can terminate the Plan at any time. Outstanding options at the time of termination cannot be modified or cancelled without the written consent of the participants.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF ACCOUNTING

     The accompanying financial statements have been prepared on the accrual basis of accounting. Asset valuations are stated at cost which is equivalent to fair value.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires plan management to make estimates and assumptions that affect the reported amounts of plan assets and liabilities and disclosure of any contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in plan equity during the reporting period. Actual results will differ from those estimates and the differences could be material.

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PLAN ADMINISTRATION

     The Plan is administered by the Compensation and Options Committee of the Company's Board of Directors, which consists of four directors who are not employees of the Company.

PLAN EXPENSES

     Administrative expenses of the Plan are paid by the Company. Accordingly, such expenses are not reflected in the accompanying financial statements.

NOTE 3 -- FEDERAL INCOME TAXES:

     The Plan qualifies as an Employee Stock Purchase Plan under Section 423 of the Internal Revenue Code of 1986. Transfers of shares under this Plan are not intended to result in taxable income to employees under the Plan based on provisions in Section 423 of the Internal Revenue Code.

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